Exhibit 10.3

Cardtronics, Inc.

 Long Term Incentive Plan

The stockholders of Cardtronics, Inc. (the “Company”) have approved an 2nd Amended and Restated 2007 Stock Incentive Plan (the “Plan”).  The principal objectives of the Plan are to provide a means through which the Company: (i) can attract able persons to serve as employees or directors of the Company; and (ii) provide such individuals with incentive and reward opportunities designed to enhance the long term profitable growth of the Company and its Affiliates.  In furtherance of those objectives, the Compensation Committee (the “Committee”) has adopted the following Long Term Incentive Plan (the “LTIP”) for calendar year 2015 (the “Performance Period”) to provide for long term incentive awards, a portion of which are Performance Awards, under the Plan.

All capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to such terms in the Plan.

Pursuant to this LTIP and subject to its discretion, the Committee, or the Chief Executive Officer (“CEO”) with respect to employees who are not Section 16  Officers (subject to review by the Committee), will make annual equity grants equity to eligible employees (“Participants”).   Save and except for the CEO Pool as defined herein or other Committee approved grants, it is intended that in any given Plan year the Company will make equity grants will be made pursuant only to this LTIP.

The terms and conditions of the LTIP are set forth below; provided, however, that prior to any grant, the Committee reserves the right to change any or all terms or conditions.

I.	Participants:

Participants will include designated employees, including the senior management team and other key contributors, as selected annually by the Committee as to Executive Officers and by the CEO as to all others.  No employee shall have a ‘right’ to be a Participant; but shall be selected for participation Based upon merit and performance.  Accordingly, it is possible that a Participant in the LTIP this year will not be a Participant in any subsequent long term incentive plan.

II.	Performance Qualifiers:

For any LTIP to be payable, both of the following performance qualifiers must be met:

A.	Cardtronics must be compliant with all material public company regulations and reporting requirements for its fiscal year.
B.	The participant must achieve the minimum performance standards established by his superior and/or the Board and must have completed required corporate and compliance training as assigned.

Upon attainment of these qualifiers, each Plan metric is then evaluated independently for achievement and earnings under this Plan.

III.

Plan Design:    The Plan will be comprised of 25% Time Based Restricted Stock Units and 75% Performance Based Restricted Stock Units.  In any given year, the Committee in its sole discretion may elect to grant any one or more types of Awards permitted under the Plan.

A.

Time Based Restricted Stock Units will be deemed earned as of the end of the Performance Period; but not convertible into the Company’s company stock until the passage of the Vesting Periods (defined in Section IV below).

B.

Performance Based Restricted Stock Units granted under the LTIP will be earned only if the Company achieves certain minimum Performance Targets during the Performance Period  that are established by the Committee prior to the grant date of the Award.

Exhibit 10.3

C.	Metrics: Consistent with its desire to reward long term performance objectives, the Committee has selected:
i.	Revenue, defined as “Global Total Revenues” (“Total Revenue”) per GAAP as reported in the Company’s 10-K for the calendar year as adjusted in Section III of this Plan.
ii.

Global Adjusted Diluted Earnings Per Share (“Adjusted EPS”), as reported in the Reconciliation of Non-GAAP Measures in the Company’s 10-K for the year as the metrics that will be used to measure performance over the Performance Period as adjusted in Section III of this Plan.

D.	Weighting: Each of the above metrics (Total Revenue and Adjusted EPS) will be equally weighted to determine the “Payout multiple”.
i.	Each metric will be evaluated independently and as such, an Award may be earned for one metric even if threshold is not achieved for the other metric.

E.

Performance Targets: In order to promote the desired activity on the part of the Participants in the LTIP, prior to March 31 of the Plan year, the Committee will establish the performance targets applicable only to the performance-restricted component including the Threshold, Target, and Maximum performance levels and corresponding earn out schedule, the Total Pool available to be awarded to participants and the allocation methodology for that Performance Period.

i.

Payout Multiples: Under the LTIP, the number of performance based restricted stock units earned will be a function of the level of performance achieved by the Company.  The Committee will establish the total value of the pool as well as the Threshold, Target, and Maximum performance levels (the “Performance Targets”) for each performance metric selected.  The Committee has also determined the payout multiples to be used for Threshold, Target, and Maximum performance achievement.  The pool size, metrics and associated payout multiples are set forth on Exhibit “A” attached hereto.  If the Threshold level of performance is not achieved for a given Performance Period for a particular metric, the performance-restricted Stock Unit Awards granted for that metric will be forfeited and the recipients advised thereof. Results will be interpolated between achievement levels.

ii.

Vesting following achievement of Earned Awards:  Earned Awards are then subject to time based vesting restrictions.  Each Award will be evidenced by a written agreement by and between the Company and the applicable Participant.  On or before March 31st following completion of the Performance Period, the Committee shall determine the extent to which the performance targets were met and the resulting number of restricted stock units earned for the Performance Period.  For performance levels between Threshold and Target and between Target and Maximum, the number of restricted stock units earned will be determined by interpolation.

IV.	Adjustment to Actual Performance for the Purpose of Incentive Earned Calculations

The Performance Levels described in the LTIP represent the Company’s business as of January 1st of the calendar year.  The Committee has approved the following categories of Adjustments to Actual Performance for the purpose of calculating performance under this Plan. However, the Committee will review and approve all Adjustments to Actual Performance prior to the completion of the calculation of incentives earned under this Plan.  Certain adjustments may already be incorporated in Adjusted EPS, and it is not intended that the same adjustment be made twice.

A.

Currency Exchange Rate Adjustments—Currency Exchange Rate Adjustments will be applied to actual results having the effect of neutralizing changes (i.e., no positive or negative impact) in exchange rates when results are determined as compared to exchange rates in effect when Targets

Exhibit 10.3

(budgets) were established. Adjustment will be applied to both Total Revenue and Adjusted EPS metrics.
B.

Acquisition and Strategic Investment Performance Adjustments—Actual results relative to any acquisitions involving annual revenues in excess of 1% of prior year consolidated revenues, or Strategic Investments involving capital expenditures in excess of 10% of the current year capital budget, or other Strategic acquisitions or Investments as approved by the Board, will be adjusted by subtracting the Board approved business case for each acquisition/investment under procedures approved by the Committee, thus rewarding management for better than business case performance and holding management accountable for less than business case performance in calculating incentives earned.  Adjustment will be applied as required to both Total Revenue and Adjusted EPS metrics. Transaction costs for such acquisitions will be considered as an add-back to profitability.

C.

Divestiture Adjustments-Actual Company results relative to any divestiture approved by the Board will be adjusted by adding back the Board approved business case for each divestiture under procedures approved by the Committee, thus not penalizing management for completing divestitures that are in the best interest of the Company.  Adjustments will be applied to Total Revenue and Adjusted EPS as is applicable.  If the divestiture was already considered in establishing Targets, no adjustment will be made (i.e. no adjustment will be made twice).  Transaction costs for such divestitures will be considered an add-back to profitability.  The Committee reserves the right to review and approve any gain/loss made on the sale and its impact to Company results.

D.

Unbudgeted acquisition-related costs, inclusive of costs incurred to review and/or complete an acquisition such as legal, advisory, accounting, tax, other professional costs, and other expenses associated with recently completed/considered acquisitions will be considered add-backs to profitability consistent with the Company’s public reporting of such costs in its periodic earnings reports and filings with the SEC.

E.

Employee termination related costs will only be considered an add-back to profitability in the case of the termination of a current Named Executive Officer or employee designated as such in the past three years or due to a broader reduction-in-force plan involving the termination of multiple employees with prior Committee approval.    The add-back will only include amounts in excess of the annual budget for the current year for the specific position/employee.

F.

To the extent there is a change in accounting presentation during the year, the effect of which changes the measurement of achievement of results under this Plan, either positively or negatively, the Committee shall neutralize the impact of such changes.

G.	Other adjustments that the Committee deems appropriate. Any specific adjustment to Company performance for the purpose of determining earned awards under the LTIP must be approved by the Committee.
V.

Time Based Vesting (lapsing of restrictions):  Subject to the exceptions set forth in Sections VI and VII below, all or a portion of a Participant’s Award shall remain subject to certain forfeiture restrictions until the passage of a prescribed amount of time.  Specifically, the Company has established three time periods (each a “Vesting Period”) over which a Participant shall become fully vested in his Award.  Those time periods shall be 24, 36, and 48 months from January 31st of the Performance Period.  Accordingly, the forfeiture restrictions shall lapse as follows: 50% of any Award at the end of the first Vesting Period, an additional 25% at the end of the second Vesting Period, and the final 25% at the expiration of the third Vesting Period.  At the expiration of each Vesting Period, the Company shall convert each vested Restricted Stock Unit into one share of Common Stock of the Company (par value $0.0001) and will instruct its stock transfer agent to issue and to deliver such share of common stock to the Participant within 30 days following the vesting date or event.

VI.	Recoupment of Incentive Compensation Policy a/k/a Clawback policy

Exhibit 10.3

Effective March 25, 2015, the Board of Directors has adopted the Recoupment of Incentive Compensation Policy a/k/a the “Clawback” Policy (the “Policy”).  A copy of the Policy is attached hereto as Exhibit “B” and applies to all Performance Based Restricted Stock Units and all shares of common stock derived therefrom that are earned under this LTIP.  Each Participant will be provided a copy of the Policy and will as a condition to receiving any Performance Based Restricted Stock Unit award agree in writing (i) to be bound by the Policy and (ii) not to seek indemnification or contribution from the Company for any amounts reimbursed or clawed back pursuant to the Policy.

VII.	All awards earned under this Plan may be subject to Cardtronics Stock Ownership policy as it applies to certain executive officers.

VIII.	Termination of Employment: The following provisions shall apply in the event of a termination of employment.

A.

Termination of Employment during a Performance Period.  Unless otherwise provided for in a separate award agreement, in the event that a Participant’s employment with the Company shall terminate during a Performance Period, the following shall apply:

i.

Death or Disability. In the event a Participant’s employment with the Company terminates as a result of death or Disability during a Performance Period, the Performance-Based Restricted Stock Unit Awards granted during that Performance Period shall be treated as earned at the Target level, and shall together with the Time Based Restricted Stock Unit Award be prorated based on the number of full and partial months employed during the Performance Period with  such earned Awards becoming fully vested and paid out in shares of Company stock as soon as practicable (but no later than 30 days) following such employment termination.

ii.

Qualified Retirement.   In the event that a Participant’s employment with the Company terminates during a Performance Period as a result of a Qualified Retirement the treatment of any pending unearned awards shall be as follows: (a)  Performance Based Restricted Stock Unit Awards granted during that Performance Period shall be earned based on the actual performance level obtained over the entire Performance Period, but prorated based on the number of full and partial months that the retiring Participant was employed during the Performance Period with any such earned Awards becoming fully vested as soon as practicable following the Committee’s final determination of the achieved performance levels; and (b) Time Based Restricted Stock Unit Awards shall also be prorated based on the number of full and partial months employed during the Performance Period, but shall become fully vested immediately upon termination.

iii.

Termination for Other Reasons.  In the event that a Participant’s employment with the Company terminates for any reason other than death, Disability, or Qualified Retirement, the Awards granted during that Performance Period shall be forfeited by the Participant.

B.

Termination of Employment after a Performance Period but Prior to Vesting. Unless otherwise provided for in a separate award agreement, in the event that a Participant’s employment with the Company shall terminate following a completed Performance Period but prior to all earned Awards becoming fully vested, the following shall apply:

i.

Death or Disability. In the event a Participant’s employment with the Company terminates as a result of death or Disability following a completed Performance Period but prior to full vesting, any unvested earned Awards shall become fully vested and paid out in shares of Company stock as soon as practicable (but no later than 30 days) following such employment termination.

Exhibit 10.3

ii.

Qualified Retirement. In the event a Participant’s employment with the Company terminates as a result of a Qualified Retirement following a completed Performance Period but prior to full vesting, any unvested earned Awards shall become fully vested and paid out in shares of Company stock as soon as practicable (but no later than 30 days) following such employment termination.

iii.

Termination for Other Reasons.  In the event that a Participant’s employment with the Company terminates for any reason other than death, Disability, or Qualified Retirement following a completed Performance Period but prior to vesting, any unvested earned Awards shall be forfeited by the Participant.

C.Six Month Delay for Specified Employees.  To the extent that the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s “separation from service” (within the meaning of  Treasury Regulation Section 1.409A-1(h)), such Participant shall not be entitled to receive shares of Company stock in settlement of restricted stock units until the earlier of (i) the date which is six (6) months after his or her “separation from service” for any reason other than death, or (ii) the date of the Participant’s death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

IX.Corporate Change:    Unless otherwise provided for in a separate award agreement, in the event of a Corporate Change (as defined in the Plan), the following shall apply:

A.

Corporate Change during a Performance Period.  In the event that a Corporate Change occurs during a Performance Period, the Awards granted during the Performance Period shall be treated as earned at the Target level.

B.	Treatment of Earned Awards.
i.

Participants Eligible for Qualified Retirement.  In the event that a Participant is or becomes eligible for a Qualified Retirement after the conclusion of the Performance Period but prior to the date that is 12 months prior to the final Vesting Period, then, upon a Corporate Change that is also a “change in the ownership or effective control” of the Company or “a change in a substantial portion of the assets of the corporation” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), the Participant’s then-outstanding earned Awards that are not yet fully vested shall immediately become fully vested and paid out in shares of Company stock.

ii.	Participants Not Eligible for Qualified Retirement.

a.

Earned Awards Exchanged For “Replacement Awards”. In connection with a Corporate Change, if an award meeting the definition of a “Replacement Award” (as defined below) is provided to a Participant to replace the Participant’s then-outstanding earned Awards (the “Replaced Awards”), then the Replaced Awards shall be deemed cancelled and shall have no further force and effect and the Company shall have no further obligation with respect to the Replaced Award.

b.

Earned Awards Not Exchanged For “Replacement Awards”. In connection with a Corporate Change, to the extent a Participant’s then-outstanding earned Awards are not exchanged for Replacement Awards as provided for in paragraph (i) above, then such earned Awards shall immediately become fully vested and paid out in shares of Company stock.

Exhibit 10.3

C.

Replacement Award.  An award shall qualify as a Replacement Award if: (i) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Corporate Change or another entity that is affiliated with the Company or its successor following the Corporate Change; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section VII.C. are satisfied shall be made by the Committee, as constituted immediately before the Corporate Change, in its sole discretion.

D.

Termination of Employment In Connection With the Corporate Change. Upon an involuntary termination of employment of a Participant occurring in connection with or during the period of two years after such Corporate Change, other than for Cause, all Replacement Awards held by the Participant shall become fully vested and free of restrictions.

X.Definitions:    For purposes of this LTIP, the following definitions shall apply:

A.

“Disabled” or “Disability” shall mean that a Participant meets one of the following requirements: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.

B.

“Qualified Retirement” shall mean the resignation of a Participant who meets each of the following requirements: (i) has a minimum of five (5) years of employment with the Company; and (ii) is at least sixty  (60) years of age as of the date of his retirement.

XI.Pool Size:   The Committee has the authority to determine the size of the Award pool and the number of shares in the pool (the “Pool”) will not be increased or decreased, save and except as permitted by the application of the ‘payout multiples’ in Section II above as applied to the Performance Based Restricted Stock Units only.   At such time, the number of shares ultimately earned may be adjusted up or down based on the Company’s performance with respect to the established performance metrics.

XII.Allocation Methodology:    Award amounts will be established for each Participant based upon various factors considered by the Committee relating to all Executive Officers and by the CEO with respect to all other Participants, including, but not limited to a Participant’s duties and responsibilities, specific performance objectives for 2015, and overall competitiveness of compensation.

Participants will be divided into participation tiers based upon their roles, responsibilities and performance.   Awards to the CEO shall be recommended and approved by the Committee.  With respect to all Section 16 Officers, other than the CEO, the CEO shall recommend award participation for approval by the Committee.  Other participants will be recommended by management and the CEO will have discretion to allocate shares among those Participants as he deems appropriate so long as the sum of all such allocations do not exceed the total number of shares allocated by the Committee.  The CEO may also withhold up to a maximum of 15% of the Pool allocated for discretionary awards until the Performance Period is completed to enable him to reward outstanding contributions.  Discretionary awards to Section 16 Officers require Committee approval.  Unallocated shares will be made available based on the extent to which performance targets are met as determined by the Committee.  Forfeited shares will not be available for distribution unless expressly approved by the Committee.

Exhibit 10.3

XIII.CEO Pool:  In order to achieve the objective of attracting able employees and, retaining key employees,  the Committee does hereby delegate the authority to the CEO to issue Awards in addition to the LTIP with the following limitations:

A.	All such Awards will be Time Based Restricted Stock Unit Awards with four‑year graded vesting (i.e., 25% at first four anniversaries of grant).
B.	The maximum number of Awards that the CEO may unilaterally grant shall not exceed 50,000 shares.
C.	The maximum Award to any new hire shall not exceed 20,000 shares.
D.	The maximum award to a current employee may not exceed 5,000 shares.
E.	The CEO may not grant awards to Executive Officers, Section 16 Officers, or Other Direct Report new hires without Committee approval.

Any Award granted by the CEO will be included in the calculation of the maximum shares allowed for 2015 under the CEO Pool.

XIV.Restricted Stock Unit Agreement:   Attached hereto as Exhibits  “C” and “D”” are the forms of the Restricted Stock Unit Agreement Time Based Award and Restricted Stock Unit Agreement Performance Based Award (the “RSU Agreements”) that each Participant must execute as a prerequisite of receiving any grant.  These RSU Agreements will be used to evidence Awards granted to all Participants and to establish the rights and obligations of any Participant with respect to such Award.   Any material and substantive modification to this form must be approved by the Committee.

In the event of a conflict between the provisions of the Plan and this LTIP,  the terms and provisions of the Plan shall control and govern the rights and obligations of the parties.